Exhibit 3.4

CERTIFICATE OF INCORPORATION

OF

KAISER ALUMINUM INVESTMENTS COMPANY

ARTICLE I

The name of the corporation is Kaiser Aluminum Investments Company (the “Company”).

ARTICLE II

The address of the Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of its appointed registered agent at such address is The Corporation Trust Company.

ARTICLE III

The name and mailing address of the incorporator is John M. Donnan, 27422 Portola Parkway #350, Foothill Ranch, California 92610.

ARTICLE IV

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE V

The total number of shares of common stock that the Company is authorized to issue is 1,000 shares of common stock, par value $0.01 per share (“Common Stock”). Each holder of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting. To the extent prohibited by section 1123(a)(6) of chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), the Company will not issue nonvoting equity securities; provided, however, that the foregoing restriction will (a) have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) only have such force and effect for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the Company, and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend or repeal the Bylaws of the Company. Any bylaw made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors (except as specified in any such bylaw so made or amended) or by the stockholders in the manner provided in the Bylaws of the corporation.

ARTICLE VII

The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, to the extent and in the manner now or hereafter prescribed by the laws of the State of Delaware, and additional provisions authorized by such laws as are then in force may be added hereto. Except as otherwise expressly provided herein, all rights conferred upon the directors, officers and stockholders of the Company herein or in any amendment hereof are granted subject to this reservation.

ARTICLE VIII

To the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

To the fullest extent permitted by law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the corporation (and any other person to which Delaware law permits the corporation to provide indemnification).

ARTICLE X

The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time, or in any manner provided in, the Bylaws or in an amendment thereof duly adopted by the Board of Directors or the Stockholder.

* * *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation of Kaiser Aluminum Investments Company this 10th day of January 2006.

/s/ John M. Donnan
John M. Donnan
Incorporator

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